EXHIBIT 99.1

William F. Filippin Named President of Community West Bank; Jason Beitz Promoted to Chief Credit Officer

GOLETA, Calif., Oct. 04, 2021 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today announced the promotion of William (Bill) F. Filippin to President of Community West Bank, effective October 1, 2021. Filippin currently serves as EVP, Chief Credit Officer and Chief Administrative Officer, and has been with the Bank since 2015. In addition, Jason Beitz has been promoted to Chief Credit Officer. Beitz has served as Deputy Chief Credit Officer of the Bank since June 1, 2020.

“Bill’s strategic contributions over the last six years have helped the Bank expand its regional footprint and product offerings, and grow to over one billion in assets. He is very deserving of this opportunity,” said Martin E. Plourd, CEO of the bank and President/CEO of Community West Bancshares. “Bill’s knowledge of banking, finance, credit administration and risk management is exceptional. His leadership abilities and proven expertise in community banking will be of great value to the Bank as we continue to position ourselves for future success.”

With more than 26 years of progressive roles in the banking industry, Filippin’s responsibilities include making the day-to-day decisions about policy, procedure, people and process to ensure the Bank successfully attains its annual strategic business plans, objectives and profitability.   Prior to joining Community West in 2015, Filippin was with Heritage Oaks Bank (and Mission Community Bank until it was merged into Heritage Oaks Bank in February 2014), holding various executive positions from 2010 to 2015. Filippin is a founding member of the Paso Robles Optimist Club, served as President of the Paso Robles Kiwanis Club and Chairman of the Arroyo Grande Chamber of Commerce. Filippin holds a Business Management degree from Cal Poly San Luis Obispo and is a graduate of the Graduate School of Banking at the University of Wisconsin-Madison.

“Also, and importantly with Bills move to the President’s role, Jason Beitz who has been with the bank since 2015, is being promoted to Chief Credit Officer,” said Plourd . “Jason has done an excellent job as our Deputy Chief Credit Officer over the last 16 months, and we look forward to his continued success in his enhanced role. These promotional changes are well deserved and instrumental as we continue on our path to being “the Bank of choice” and providing unparalleled service to those we serve.”

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

In September 2021, Community West was named to Piper Sandler’s Bank and Thrift Sm-All Stars – Class of 2021. This award recognized Community West as one of the top 35 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion. In making their selections, Piper Sandler focused on growth, profitability, credit quality and capital strength.

In April 2021, Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. In making their selections, The Findley Reports focuses on these four ratios: growth, return on beginning equity, net operating income as a percentage of average assets, and loan losses as a percentage of gross loans. We are also rated 5-star Superior by Bauer Financial.

Additionally, we received an “Outstanding” rating, the highest rating possible, from the Federal Deposit Insurance Corporation (FDIC) for our commitment to the Community Reinvestment Act (CRA).

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Contact:
Martin E. Plourd, CEO of Community West Bank/
President & CEO of Community West Bancshares
805.692.4382
www.communitywestbank.com